EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 6th day of February, 2007, by and between TheRetirementSolution.com, Inc., a Nevada Corporation, (the “Company"), , and William C. Kosoff, (the "Employee").

         WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company; and

         WHEREAS, the Company and the Employee wish to memorialize their understanding through this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereby agree as follows:

1.     Duties and Responsibilities

        During the term of this Agreement, Employee will be employed by the Company to serve as President, and other offices as required such as Secretary and Treasurer of the Corporation. In addition Employee will serve as interim CFO until such time that a full time financially certified individual can be recruited to fill the CFO post. The Employee will devote such amount of business time, on a full-time basis, to the conduct of the business of the Company as may be reasonably required to effectively discharge Employee's duties under this Agreement and will perform those duties and have such authority and powers as are customarily associated with this position. In addition the Employee remains a duly elected Director of the Corporation The duties, responsibilities, and term of the Employee as a Director are not covered specifically by this agreement, but rather through the Articles of Incorporation and the By-laws of the Corporation. The parties hereto acknowledge and agree that the Employee’s position as President, Secretary, Treasurer, and interim CFO is separate and distinct from the Employee’s position as a member of the Company’s Board of Directors.

2.     Term of Employment

         2.1      Basic Term

        This Agreement shall commence on February 6, 2007 and continue for a period of two (2) years, wherein it shall expire. This Agreement shall automatically renew for a period of two (2) years upon the expiration on the second anniversary of this Agreement unless either party informs the other party in writing, ninety (90) days prior to the second anniversary of this Agreement, of that party’s desire to terminate the Agreement on the second anniversary. The Agreement shall continue to renew every second year until terminated pursuant to this Agreement.

         2.2      Termination for Willful Misconduct

        Termination for Willful Misconduct may be effected by Company at any time during the term of this Agreement and shall be effected by written notification by the Company to Employee. Such written notification shall specifically state the willful misconduct that is the grounds for the Employee’s termination. Upon Termination for Willful Misconduct, Employee is to be immediately paid all accrued salary, incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination, and Employee will not be paid any severance compensation. Employee shall be entitled to any additional benefits, including but not limited to COBRA, as required by applicable law.

        "Termination for Willful Misconduct" means termination by Company of Employee's employment due to (i) Employee's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company; (ii) Employee's material breach of this Agreement; or (iii) Employee's gross negligence or intentional misconduct with respect to the performance of Employee's duties under this Agreement.

         2.3      Termination Other Than for Willful Misconduct

        Notwithstanding anything else in this Agreement, Company may terminate this Agreement for any reason or no reason, at any time upon giving written notice to Employee of such termination. Upon termination pursuant to this section 2.3, Employee will immediately be paid all salary that Employee is due for the remaining term of the Agreement, all incentive compensation due to the Employee, severance compensation as provided in Section 4, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination. Employee shall be entitled to any additional benefits, including but not limited to COBRA, as required by applicable law.

         2.4      Termination Due to Disability

        In the event that, during the term of this Agreement, Employee should, in the reasonable judgment of the Board of Directors, fail to perform Employee's duties under this Agreement because of illness or physical or mental incapacity ("Disability"), and such Disability continues for a period of more than three (3) consecutive months, Company will have the right to terminate Employee's employment under this Agreement by written notification to Employee and payment to Employee of all salary that Employee is due to the date of termination plus one additional year’s Base Salary, all incentive compensation, severance compensation as provided in Section 4, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and all accrued vacation pay, all to the date of termination. Employee shall be entitled to any additional benefits, including but not limited to COBRA, as required by applicable law.

         2.5      Death

        In the event of Employee's death during the term of this Agreement, Employee's employment is to be deemed to have terminated as of the expiration date of this Agreement, and Company will pay to Employee's estate the Employee’s all salary that Employee is due to the date of termination plus one additional year’s Base Salary, incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay to the date of termination.

         2.6      Voluntary Termination

         Notwithstanding anything else in this Agreement, Employee may terminate this Agreement for any reason or no reason, at any time upon giving written notice to Company, respectively, of such termination. In the event that the Employee terminates this Agreement, the Employee shall provide the Company with thirty (30) days written notice, and the Company will immediately pay to Employee all accrued salary, all incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination, but Employee will not be paid any severance compensation.

        Voluntary termination means termination by the Employee of the Employee's employment with Company, except by reason of death or disability.

3.     Salary, Benefits and Other Compensation

         3.1      Base Salary

         The Employee shall be paid a minimum "Base Salary," payable bi-weekly. The Base Salary payable to Employee under this Section will initially be One Hundred Fifty Thousand Dollars ($150,000.00) annually. The Base Salary shall be adjusted each subsequent year, as determined by the Company’s Compensation Committee, in accordance with the salaries found for positions of the same nature, scope, and level of responsibility as the Employee’s and in similar industries to that of the Company. In no case shall the Base Salary be decreased.

         3.2      Incentive Bonus Plans

        During the term of his employment under this Agreement, the Employee will be eligible to participate in all bonus and incentive plans established by the Board and the Compensation Committee. Employee will be provided with a description of said bonus and incentive plans separately from this Agreement. The Employee shall also be entitled to a bonus of Forty-Five Thousand Dollars ($45,000.00) when the Company achieves Ten Thousand (10,000) subscribers at the Company’s lowest price point of $60.00 per month or $600.00 per year. The Employee shall be entitled to an additional bonus of Forty-Five Thousand Dollars ($45,000.00) when the Company’s monthly revenues (as determined in accordance with Generally Accepted Accounting Principles) are equal to One Million Dollars ($1,000,000.00) or more. The Company’s Compensation Committee will examine the Employee’s performance on at least an annual basis, to determine if the Employee is meeting the objectives provided by the Company under this Agreement. If the Compensation Committee determines that the Employee is meeting the requirements of this Agreement, the Employee shall be entitled to a bonus on each anniversary of this Agreement between fifty percent (50%) and one-hundred percent (100%) of the Employee’s Base Salary.

         3.3      Benefit Plan

The Employee will be entitled to participate in or become a participant in the Company’s health insurance plan, pension benefit or profit sharing plan, or any other similar plan maintained by the Company for which the Executive is eligible, subject to the terms and conditions of such plans. On termination of the Employee for any reason or no reason, the Employee will retain all of Employee's rights to benefits that have vested under such plan, subject to federal and state laws. The Employee shall be entitled to three (3) weeks of paid vacation for each calendar year. If there is any employee benefit plan that is not currently provided by the Company, the Employee shall be entitled, without more, to participate in such plan as they are instituted by the Company.

         3.4      Withholding of Taxes

        The Employee’s Base Salary, bonus, and benefits shall be subject to applicable tax withholding, in accordance with applicable law.

         3.5  Equity Position

         Employee shall be entitled to receive ownership shares in the Company per the Company's Qualified Stock Option Plan of up to One and One Half Million (1,500,000) shares. Until such time as the Company files and completes a registration statement the shares underlying the options will be restricted. Once the registration is effective all of the shares in the plan will be registered and thus unrestricted. The Employee shall be entitled at the time of execution of this Agreement to Five Hundred Thousand (500,000) Options to purchase Shares. The purchase price of the options shall be the closing price of the Company’s shares on the date of execution of the Agreement by the Employee. The Employee shall be entitled to an additional Five Hundred Thousand (500,000) options to purchase shares on the First anniversary of this agreement, and then the Employee shall be entitled to an additional Five Hundred Thousand (500,000) options to purchase shares on the Second anniversary of this Agreement.

         Severance Compensation

         If Employee's employment is terminated for any reason or no reason, except a Termination Other Than for Willful Misconduct, as defined above, Employee will be paid the remaining balance of the term of this Agreement as severance pay, incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination.

5.     Confidentiality and Non-competition and Assignment of Inventions.

        The employee agrees to sign and execute the Company’s standard confidentiality agreement.

6.     Miscellaneous

         6.1      Entire Agreement; Modification

        Except as otherwise provided in the Agreement, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Employee from Company. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

         6.2      Governing Law

        This Agreement is to be governed by and construed in accordance with the laws of the State of New Jersey applicable to employment contracts entered into.

         6.3      Survival of Company's Obligations

        This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties.

         6.4      Enforcement

        If any portion of this Agreement is determined to be invalid or unenforceable, that portion of this Agreement will be adjusted, rather than voided, to achieve the intent of the parties under this Agreement. The remaining portions of the Agreement shall remain in full force and effect.

6.5    Notices

Any notice or other communication by one party to the other shall be in writing and shall be given, and be deemed to have been given, if either hand-delivered or mailed, postage prepaid, certified mail (return receipt requested), or sent by an overnight courier service, addressed as follows:

To the Company:	TheRetirementSolution.com, Inc.
337 North Marwood Avenue
Fullerton, California 92832

To the Employee:	William C. Kosoff
337 North Marwood Avenue
Fullerton, California 92832

Any party may change the address for notice by notifying the other party, in writing, of the new address.

[SIGNATURES ARE ON THE FOLLOWING PAGE.]

         IN WITNESS WHEREOF , the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

Date: February 6, 2007 .	TheRetirementSolution.com, Inc.
	By:	/s/ Nicholas S. Maturo Nicholas S. Maturo, Chairman
Date: February 6, 2007 .	.
	By:	/s/ Lou Sagar Lou Sagar, Director
Date: February 6, 2007 .	EMPLOYEE:
	By:	/s/ William C. Kosoff William C. Kosoff